Exhibit 99.3

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

OF

BAIYA INTERNATIONAL GROUP INC.

The responsibilities and powers of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Baiya International Group Inc. (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Committee takes action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I. PURPOSE

The Committee is established to help ensure that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate corporate governance practices and standards.

II. COMMITTEE MEMBERSHIP

The Committee will consist of at least three members of the Board. The members of the Committee shall be appointed by and serve at the discretion of the Board.

Each member shall meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time.

The Board shall designate one member of the Committee as its chairperson.

III. MEETINGS AND PROCEDURES

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than annually. Meetings of the Committee shall be called by a majority of the members of the Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Committee members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. The Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Committee as a whole.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

To the extent it deems necessary or appropriate, the Committee shall perform the following:

Board Composition, Evaluation and Nominating Activities

●	Recommending nominees to the Board for election or re-election to the Board, or for appointment to fill any vacancy on the Board;

●	Reviewing annually with the Board the composition of the Board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to the Company. Generally, persons to be nominated should (i) have demonstrated notable or significant achievements in business, education or public service; (ii) possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and (iii) have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

●	Selecting and recommending to the Board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself.

●	Recommending for approval by the Board on an annual basis desired qualifications and characteristics for Board membership and with corresponding attributes. Establishing and administering a periodic assessment procedure relating to the performance of the Board as a whole and its individual members.

Corporate Governance Generally

●	Developing and reviewing the corporate governance principles adopted by the Board and advising the Board with respect to significant developments in the law and practice of corporate governance and the Company’s compliance with such laws and practices, and recommend changes, as appropriate.

●	Evaluating the performance and effectiveness of the Board as a whole.

●	Overseeing, reviewing and reporting to the Board regarding the Company’s succession planning for the Board, senior management and other key employees.

●	Periodically reviewing and reassessing the adequacy and scope of this Charter and the Committee’s established processes and procedures and recommending any proposed changes to the Board for approval.

In performing its responsibilities, the Committee shall have the authority to hire and obtain advice, reports or opinions from internal or external counsel and expert advisors, including search firms, and to set the terms and fees for any such counsel and advisors.